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                                                                   EXHIBIT 3.1
                          CERTIFICATE OF DESIGNATION
                                      of
                     SERIES C CONVERTIBLE PREFERRED STOCK
                                      for
                              INPRISE CORPORATION

     INPRISE CORPORATION, a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Designation and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Restated Certificate of Incorporation of the Corporation, the Board of Directors duly adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

     RESOLVED, that, pursuant to Article Third of the Restated Certificate of Incorporation of the Corporation, the Board of Directors hereby authorizes the issuance of, and fixes the designation and preferences and relative, participating, optional, and other special rights, and qualifications, limitations and restrictions, of a series of Preferred Stock consisting of 625 shares, par value $0.01, to be designated "Series C Convertible Preferred Stock" (the "Series C Stock").

     RESOLVED, that each share of the Series C Stock shall rank equally in all aspects and shall be subject to the following terms and provisions:

     1.  Dividends. Dividends shall be declared and set aside, out of funds or
         ---------
assets of the Company legally available therefor. Such dividends shall be payable only upon resolution of the Board of Directors and shall be noncumulative; provided, however:
               --------  -------

         1.1 Upon the happening of an Extraordinary Common Stock Event (as defined below in this Section 1), the number of shares of common stock of the Company, $0.01 par value per share (the "Common Stock"), to be received upon the conversion of the shares of Series C Stock shall be adjusted as set forth in
Section 4;

         1.2 If the Board of Directors declares a dividend payable upon shares of Common Stock, the holders of shares of Series C Stock shall be entitled to the same dividend per share of Series C Stock as would be declared payable on the largest number of whole shares of Common Stock into which the shares of Series C Stock held by each holder thereof could be converted pursuant to the provisions of Section 4 hereof on the date of such event;

         1.3 No dividends (other than those payable solely in the Common Stock of the Company) shall be paid on any Common Stock of the Company until dividends shall have been paid or declared and set aside in an amount for each share of Series C Stock equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which each such share of Series C Stock could then be converted.

         "Extraordinary Common Stock Event" shall mean (i) the issue of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a
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subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock.

     2. Liquidation, Dissolution or Winding Up. In the event of any liquidation,
        --------------------------------------
dissolution or winding up of the Company, whether voluntary or involuntary, subject to the rights of series of Preferred Stock which may from time to time come into existence, including, but not limited to, the Company's outstanding Series B Convertible Preferred Stock, the Company shall distribute or cause to be distributed (whether directly or indirectly through agreement by a purchaser) to the holders of shares of Series C Stock the same consideration as if the Series C Stock had been converted into Common Stock immediately prior to such event.

     3. Voting Power. The holders of shares of Series C Stock shall have no
        ------------
voting rights except as required by law, provided, however, that the Company
                                         --------  -------
shall not amend its Restated Certificate of Incorporation in any manner which would materially alter or change the powers, preferences or special rights of the Series C Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series C Stock, voting separately as a class.

     4. Conversion Rights. The Series C Stock shall not be convertible into
        -----------------
Common Stock until two years after the Series C Original Issue Date. All conversions shall be subject to compliance with all applicable regulatory requirements, including satisfaction of notification under the Hart-Scott-Rodino Anti-trust Improvements Act. The right to convert and the ratio of such conversion is subject to the foregoing, and to the following rights, limitations and adjustments:

        4.1 General.
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            (a) Voluntary Conversion. At any time after the second anniversary
                --------------------
of the Series C Original Issue Date any share of Series C Stock may, at the option of the holder thereof, be converted into such number of fully paid and non-assessable shares of Common Stock as are equal to the product obtained by multiplying the Applicable Series C Conversion Rate (determined under Section 4.2) by the number of shares of Series C Stock being converted. "Series C Original Issue Date" shall mean the date that the first share of Series C Stock is issued by the Company.

            (b) Automatic Conversion. Any share of Series C Stock shall
                --------------------
automatically convert into the number of shares of Common Stock into which such shares of Series C Stock are convertible pursuant to Section 4.1(a) hereof upon transfer from the initial holder thereof to an unaffiliated third party, without any further action by the holders of such shares, and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent.

        4.2 Applicable Conversion Rates.
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               (a) With respect to the shares of Series C Stock, the conversion rate in effect at any time (the "Applicable Series C Conversion Rate") shall be the quotient obtained by dividing $100,000.00 by the Applicable Series C Conversion Value, calculated as provided in Section 4.3 and Section 5. On the Series C Original Issue Date, the Applicable Series C Conversion Value shall be $3.72 per share.

          4.3  Adjustments to Applicable Series C Conversion Values Upon
               ---------------------------------------------------------
Extraordinary Common Stock Event. Upon the happening of an Extraordinary Common
--------------------------------
Stock Event (as defined in Section 1.3) after the Series C Original Issue Date, the Applicable Series C Conversion Value shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the then effective Applicable Series C Conversion Value by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Applicable Series C Conversion Value. The Applicable Series C Conversion Value, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

          4.4  Capital Reorganization or Reclassification. If the shares of
               ------------------------------------------
Common Stock issuable upon the conversion of shares of Series C Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than an Extraordinary Common Stock Event or a stock dividend, reorganization, merger, consolidation or sale of assets provided for elsewhere herein), then and in each such event the holder of each share of Series C Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series C Stock could have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

          4.5  Treatment of Consolidations, Mergers, Tender Offers and Sales of
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Assets. In the event of a (i) consolidation or merger of the Company into or
------
with another corporation as a result of which the holders of the Company's outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving corporation resulting from such consolidation or merger; (ii) tender offer (as that term is defined and interpreted (including judicial and administrative interpretations) pursuant to
Section 14 of the Securities Exchange Act of 1934, as amended) or agreements to sell shares, as a result of which the holders of the Company's outstanding shares immediately before such tender offer do not, immediately after such tender offer or such sales, retain stock representing a majority of the voting power of the surviving corporation resulting from such tender offer or such sales; or (iii) sale of all or substantially all of the assets of the Company, then, upon consummation of such transaction, each share of Series C Stock shall automatically be converted into the right to receive the same

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consideration as if the Series C Stock had been converted into Common Stock immediately prior to such event.

          4.6  Exercise of Conversion Privilege and Procedure for Conversion. To
               -------------------------------------------------------------
exercise its conversion privilege, a holder of shares of Series C Stock shall surrender the certificate or certificates representing the shares being converted to the Company at its principal office, duly endorsed, and shall give written notice to the Company at that office that such holder elects to convert such shares. As promptly as practicable after the Series C Conversion Date (as defined below), the Company shall issue and shall deliver to the holder of shares of Series C Stock being converted, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such Series C Shares in accordance with the provisions of this
Section 4. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Series C Conversion Date. At such time, the rights of the holder as holder of the converted shares of Series C Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

          "Series C Conversion Date" means: (i) the date when such written notice required by Section 4.6 is received by the Company, together with the certificate or certificates representing the shares of Series C Stock being converted, or (ii) the date on which any event occurs causing an automatic conversion of the shares of Series C Stock pursuant to Section 4.1(b).

          4.7  Cash in Lieu of Fractional Shares. No fractional shares of Common
               ---------------------------------
Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series C Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of shares of Series C Stock, the Company shall pay to the holder of converted shares of Series C Stock, as promptly as possible after the date of receipt of written notice from such holder, a cash payment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the Series C Conversion Date.

          4.8  Partial Conversion. In the event some but not all of the shares
               ------------------
of Series C Stock represented by a certificate or certificates surrendered by a holder are converted, the Company shall execute and deliver to the holder a new certificate representing the number of shares of Series C Stock which were not converted.

          4.9  Reservation of Common Stock. The Company shall at all times
               ---------------------------
reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series C Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series C Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series C Stock, the Company shall take such corporate action as may be necessary to increase its

                                      -4-
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authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     5. Notices. The Corporation shall distribute to the holders of shares of
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Series C Stock copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of shares of Common Stock of the Corporation, at such times and by such method as such documents are distributed to such holders of such Common Stock.

     7. No Reissuance. No shares of Series C Stock acquired by the Corporation
        -------------
by reason of redemption, purchase, conversion or otherwise shall be reissued.

                                      -5-
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     RESOLVED, FURTHER, that the appropriate officers of the Corporation hereby are authorized to execute and acknowledge a certificate setting forth these resolutions and to cause such certificate to be filed and recorded, all in accordance with the requirements of Section 151 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its President, and attested by its Secretary, this 7th day of June, 1999.


                                                  INPRISE CORPORATION



                                                  By: /s/ DALE FULLER
                                                     --------------------------
                                                      Dale Fuller
                                                      President


Attested:



By:  /s/ JOANNE M. BUTLER
   -------------------------
     JoAnne M. Butler
     Secretary